Exhibit 10.10

[*****] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

EXECUTION VERSION

SERVICE AGREEMENT

THIS SERVICE AGREEMENT (the “Agreement”) is entered into effective this 16th day of March, 2020 (the “Effective Date”), by and between ML Plus LLC, a Delaware limited liability company (the “Customer”) with a principal business address of 30 West 21st Street, Floor 9, New York, New York 10010, and Galileo Financial Technologies, Inc. (f/k/a Galileo Processing, Inc.) (“Galileo”), a Utah corporation with a principal business address of 6510 South Millrock, Suite 300, Salt Lake City, Utah 84121.

Recitals

Customer is engaged in the business of developing, marketing, servicing and supporting debit cards, credit cards, prepaid cards, ATM cards and accounts (“Transaction Cards and Accounts”).

MetaBank dba Meta Payment Systems (“Bank”), a federal savings association, with a principal business address of 5501 South Broadband Lane, Sioux Falls, South Dakota 57108, is a principal member in good standing with the Associations, and is authorized to issue debit cards, credit cards, prepaid cards and ATM cards, including, without limitation, the Transaction Cards and Accounts using the applicable Association’s trademarks subject to the applicable Association’s rules, regulations and bylaws.

Galileo is a certified third party processor and has established certain facilities in order to perform the Services to support card programs such as the Transaction Cards and Accounts.

Agreement

1. Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings specified in Exhibit A.

2. Services.

2.1 Services. During the Term, Galileo shall make available to and perform for Customer and Bank the services related to the Transaction Cards and Accounts described in Exhibit B (the “Services”).

2.2 Training. Galileo will provide Customer and Bank training on the Galileo System as described on Exhibit B.

2.3 Client Support. Galileo will designate a representative to Customer for client support. Customer may request in writing to change the individual assigned for client support and Galileo will designate a new representative within sixty (60) days from the receipt by Galileo of such written request.

2.4 Communications. Customer shall use commercially reasonable efforts to install and maintain in good operating condition and at Customer’s own expense all communication equipment reasonably necessary to communicate with Galileo and Bank.

2.5 Enhancements. Customer may periodically request customizations, enhancements, additions or modifications (each an “Enhancement”) to the Galileo System or the Galileo Services to be performed hereunder. Galileo shall evaluate all such requests and, if terms and conditions can be agreed to (which shall include payment by Customer of any applicable Galileo development charges as specified in Exhibit C), Galileo shall develop and implement each such Enhancement on terms and conditions agreed to by the parties. Timing of any Enhancement is subject to scheduling and prioritization by Galileo of its available resources. Any Enhancement shall remain solely the property of Galileo and Customer shall acquire no right, claim or interest in the Galileo System. Galileo agrees that it will not unreasonably withhold or condition approval and implementation of any proposed Enhancement.

2.6 Modifications to Galileo System. Galileo will be responsible for making available to Customer modifications, updates, enhancements, improvements, and changes to the Galileo System that are generally made available to Galileo’s other customers. Galileo shall (i) use commercially reasonable efforts to notify Customer prior to making any such modifications, updates, enhancements, improvements or changes that will materially impact Customer and (ii) consider the Customer’s needs and requirements in connection with such modifications, updates, enhancements, improvements or changes. To the extent Customer is materially impacted, Galileo will provide Customer with written instructions or other applicable documentation and training as reasonably required concerning any such modifications, updates, enhancements, improvements, or changes.

2.7 Compliance With Law.

(a) Galileo and Customer acknowledge that Customer and Bank are subject to a variety of federal, state and local laws, regulations and judicial and administrative decisions and interpretations applicable to the performance by Customer and Bank of the Transaction Cards and Accounts business, including without limitation those pertaining to equal credit opportunity, truth in lending, fair credit billing, fair credit reporting, fair debt collections practices, privacy and general consumer protection, as well as data security standards set out by the Payment Card Industry or as required by the providers of technology services to banks insured by the Federal Deposit Insurance Corporation (as amended from time to time, the “Legal Requirements”). The parties shall cooperate with each other and Bank in resolving issues relating to compliance with the Legal Requirements in connection with Galileo’s provision of the System and Services.

(b) Customer is solely responsible for (i) monitoring and interpreting the Legal Requirements, (ii) determining the particular actions, disclosures, and procedures required for compliance with the Legal Requirements (whether to be performed by Galileo or Customer) and (iii) complying with the Legal Requirements, in each case, that apply to Customer’s and Bank’s provision of Transaction Cards and Accounts to End Users unless such obligation is contemplated to be performed by Galileo as part of its Services hereunder. Customer will not be responsible for any violation by Galileo of laws applicable to it as provided in Section 2.7(c) below.

(c) Galileo is solely responsible for monitoring and compliance with all laws, regulations and judicial and administrative decisions applicable to Galileo as a third party provider of data processing services and its performance of the Services hereunder. Galileo will not be responsible for any violation by Customer of a Legal Requirement.

(d) Subject to the terms of Section 10, Galileo and Customer shall cooperate with each other and Bank in providing information or records in connection with examinations, requests or proceedings of each other’s governing authorities, investigations or proceedings of each other’s governing authorities that relates to the Services and other arrangements contemplated by this Agreement. Each party shall, to the extent not prohibited by Legal Requirements or the applicable regulatory authority, provide the other party and Bank with notice and copies of any material communication to or from any regulatory authority or any official thereof, including, without limitation, any member of Congress, official of the executive branch of the United States Government, state legislator or federal or state agency, regarding this Agreement or any aspect of a Program (or provide a detailed written summary of any oral communications) (each, a “Regulatory Communication”) within two (2) business days of such communication. For any Regulatory Communication for which a response is required from a party, the parties and Bank shall coordinate and cooperate on such response.

(e) CCPA Compliance. To the extent that the Customer is subject to the California Consumer Privacy Act (the “CCPA”), (1) Galileo acknowledges and agrees that Galileo is a “service provider” to Customer under the CCPA, and the parties agree that the following terms apply: To the extent there is “personal information” (as defined under the CCPA) included within the Customer’s Proprietary Information, Cardholder data or Transaction Card and Account records (collectively, the “Customer Protected Data”), Galileo is prohibited from retaining, using, or disclosing such personal information within the Customer Protected Data except as necessary to provide the Services and as necessary to provide or return the Customer Protected Data to the Customer (or the Bank), or as otherwise allowed under the CCPA and (2) Galileo certifies that Galileo is not a “third party” under the CCPA and accordingly, is prohibited, with respect to any “personal information” (as defined under the CCPA) within the Customer Protected Data from (i) selling such personal information, (ii) retaining, using, or disclosing the personal information for any purpose other than for the specific purpose of providing the Services, including retaining, using, or disclosing the personal information for a commercial purpose other than the Services, and (iii) retaining, using, or disclosing the personal information outside the business relationship between the Customer and persons to which the Customer Protected Data pertains. Galileo certifies that it understands and will comply with the limitations in this paragraph.

2.8 Dependence on Performance by Others. The obligation of Galileo to timely perform the Services is expressly subject to the timely performance by Customer, Bank and third party vendors Customer engages, of their obligations and responsibilities, but only to the extent that failure to so perform directly affects Galileo’s ability to timely perform hereunder or the cost to Galileo of performing hereunder.

2.9 Startup. Customer will (i) use all reasonable resources, including the assignment of adequate personnel to assure timely performance of those functions required of Customer to permit Galileo to begin processing related to the Customer Accounts pursuant to this Agreement, and (ii) comply with any reasonable directions of Galileo so as to enable Galileo to begin processing related to the Customer Accounts pursuant to this Agreement.

2.10 Bank Agreement. Upon the execution of this Agreement, Customer shall provide to Galileo a duly executed issuing bank agreement in the form of Exhibit D (the “Issuing Bank Agreement”) signed by a duly authorized officer of Bank. If during the Term Bank no longer issues Transaction Cards and Accounts for Customer and Customer engages a successor bank (“Successor Bank”) to issue Transaction Cards and Accounts, Galileo shall continue to provide the Services hereunder provided that Customer and Successor Bank promptly execute and deliver to Galileo an agreement in substantially the form of Exhibit D (with any modifications as may be agreed between Galileo, Customer and Successor Bank, Galileo not to unreasonably withhold or delay such agreement) and provided such Successor Bank is in good standing with applicable regulatory authorities and relevant Associations.

3. Minimums; Exclusivity; Merger or Change of Control

3.1 Minimum Monthly Fee.  Each calendar month (pro-rated for any billing period not beginning on the first day of the month or ending on the last day of the month) Customer will require and shall pay Galileo for Services sufficient to generate aggregate Processing Fees at least equal to the amount set forth on Exhibit C under the heading “Minimum Monthly Fee” (the “Minimum Monthly Fee”). For the avoidance of doubt and based on economic assumptions material to each party underlying this transaction, Customer and Galileo expressly agree that Customer shall pay Galileo Processing Fees during each calendar month in an amount at least equal to the Minimum Monthly Fee until this Agreement is terminated by Customer or Galileo pursuant to the terms of this Agreement. Such Minimum Monthly Fees shall be suspended during any period in which the Bank has suspended the “Program” pursuant to the Issuing Bank Agreement if such suspension by Bank was caused solely as a result of the actions or inactions of Galileo and provided that such suspension was not caused as a result of the actions or inactions of Customer.

3.2 Non-Exclusive Provider. This Agreement is a non-exclusive arrangement between the parties; provided, however, prior to Customer providing, or engaging a third party to provide, Services in connection with the Transaction Card and Account programs which are then being serviced by Galileo pursuant to this Agreement, Customer agrees that it shall provide to Galileo a minimum of one hundred twenty (120) days advance written notice describing in detail the applicable Services Customer seeks to provide itself or obtain from a third party.  To the extent Galileo is needed to assist Customer in the transition of such Services to a new provider, Galileo and Customer shall mutually agree on the date as to which the transition of such Services shall occur, which date shall be no sooner than the last day of the one hundred twenty (120) day notice period described in this Section 3.2, and no later than one hundred eighty (180) days from such notice date.

3.3 Disposition of Portfolios. Upon the sale or other disposition by Customer of 90% or more of Customer Accounts that are subject to this Agreement (the “Former Accounts”) Galileo will no longer be obligated to provide Services for the Former Accounts for Customer and Bank pursuant to this Agreement. The terms of Section 3.2 above shall apply to any transition of Galileo’s Services to Customer or a third party with respect to any Former Accounts.

3.4 Merger or Change of Control. If Customer is merged into an Entity and such Entity is the survivor of such merger (the “Surviving Entity”), then (i) the provisions of this Agreement shall continue to apply to all Transaction Card and Account programs and Customer Accounts which were subject to this Agreement prior to such merger and (ii) the Surviving Entity, as Customer’s successor-in-interest, shall continue to be bound by Customer’s obligations hereunder. If there is a Change of Control of Customer, then the provisions of this Agreement shall continue to apply to all Transaction Card and Account programs and Customer Accounts of Customer and its Affiliates that were subject to this Agreement immediately prior to such Change of Control and any such Transaction Card and Account programs and Customer Accounts added thereafter, but shall not apply to any accounts of the Entity that Acquires Control of Customer which were not subject to this Agreement prior to such Change of Control.

4. Payment for Services

4.1 Processing Fees. Customer shall pay Galileo the Processing Fees set forth in Exhibit C to this Agreement. All amounts shall be payable in US dollars. Galileo shall bill Customer on or about the fifth business day of each calendar month for all Processing Fees related to Services provided in the previous month pursuant to this Agreement. The parties agree that the pricing set forth in Exhibit C is based on specific assumptions (including, in particular, assumptions relating to the API Transactions described in Exhibit C) made by the parties regarding the volume of activity relating to the Transaction Cards and Accounts and other transactions relating to the Services. If at any point following the date that is ninety (90) days from Startup, Customer reasonably determines that the actual transactions relating to the Services vary from such assumptions in a manner that materially and adversely affect Customer’s economic benefit under this Agreement, the parties shall negotiate in good faith to make appropriate adjustments to the fees set forth in Exhibit C; provided, however, if the parties are unable to reach an agreement within 30 days, the pricing shall remain as provided in Exhibit C. For each Processing Year after Processing Year 1, prior to the commencement of each Processing Year, Galileo may increase each line item of Processing Fees set forth in Exhibit C that were in effect for the immediately preceding Processing Year by an amount not to exceed the lesser of (a) [*****] or (b) the year over year percentage change in the most recently reported Consumer Price Index (“CPI”). For purposes hereof, the CPI shall be the index compiled by the United States Department of Labor’s Bureau of Labor Statistics, Consumer Price Index for All Urban Consumers (“CPI-U”) having a base of 100 in 1982-84, using that portion of the index that appears under the caption “Other Goods and Services.” The percentage increase in the CPI shall be calculated as of ninety (90) days in advance of the effective date of such increase, by comparing the CPI using a twelve (12) month period ending three (3) months prior to the effective date of such increase and expressing the increase in said CPI through the twelve (12) month period as a percentage.

4.2 Special Fees. Customer shall pay Galileo the Special Fees, including but not limited to U.S. postage, related to services provided by third-party providers and as may be set forth on Exhibit C. Galileo shall not be required to provide any Services the payment of which is covered by Special Fees until Galileo receives payment for such Special Fees. If, at any time while this Agreement is in effect, the charges are increased to Galileo for items which are included in the Special Fees or Galileo obtains communication or other services included in the Special Fees by another method, resulting in an increase in the charges to Galileo for such items, then Galileo shall increase by an equal amount the Special Fees Customer is then paying Galileo for such items under this Agreement. Such price change by Galileo shall be effective on the effective date of the increase to Galileo. On the Effective Date, Customer agrees to pay to Galileo a deposit (the “Special Fee Deposit”) in the amount of [*****] to be used by Galileo for the payment of Special Fees. Customer agrees to replenish the Special Fee Deposit on the first day of each month by paying to Galileo an amount sufficient to restore the Special Fee Deposit amount to the greater of (i) [*****] or (ii) the Special Fees incurred in the preceding calendar month.

4.3 New Products. If Galileo commences to offer any new services or products generally to its customers and Customer elects to use any such service or product, or if Customer elects to use services or products which Customer had not previously elected to use (in each case, to the extent such service or product is not contemplated by the pricing set forth on Exhibit C hereto), then Galileo shall provide such service or product at Galileo’s then current fees and charges for such service or product or such other prices as Galileo and Customer may mutually agree; provided that no additional fees or charges shall be owed if such new service or product updates are a part of Galileo’s standard System or Services Galileo makes generally available to all of its other customers at no cost or for no additional costs beyond standard system and services fees.

4.4 Method of Payment. Customer shall pay to Galileo all fees, charges and expenses for a particular calendar month within fifteen (15) days after Customer’s receipt of an applicable invoice from Galileo. In connection with payment of each monthly invoice, Galileo shall provide an electronic statement of account that provides support for the calculation of the applicable monthly fees and other amounts payable to Galileo (a “Monthly Fee Report”).

4.5 Interest. If Galileo is unable to obtain payment of Processing Fees, Special Fees, compensatory payments pursuant to Section 4 of this Agreement or any other fee, tax, interest payment, charge or amount due or payable to Galileo by Customer under this Agreement at the time provided for payment under this Agreement, the unpaid amount of any Processing Fees, Special Fees, compensatory payments pursuant to Section 4 of this Agreement or other fee, tax, interest payment, charge or amount shall bear interest at the rate equal to the lesser of (a) 12% per annum, or (b) the maximum rate permitted by applicable law, from the date on which payment was due until the date on which Galileo receives the payment.

4.6 Taxes. Customer shall be responsible for all taxes and similar charges imposed on it by any governmental authority assessed as a result of this Agreement.  All fees, charges and other amounts payable to Galileo under this Agreement, including without limitation, Processing Fees, Special Fees and compensatory payments under Section 9.5, do not include any sales, use, excise, value added, or other applicable taxes, tariffs or duties, payment of which shall be Customer’s sole responsibility, excluding any applicable taxes based on Galileo’s net income or taxes arising from the employment or independent contractor relationship between Galileo and its personnel.

4.7 Deconversion. Upon the expiration or termination of this Agreement, Galileo shall provide Deconversion assistance to Customer as Customer may reasonably request; provided, however, that in no event shall Galileo be obligated to Deconvert any of Customer Accounts until a date which is mutually agreed upon and at least thirty (30) days but not greater than six (6) months after notice by Customer to Galileo requesting such Deconversion. Except in the event of Deconversion occurring as a result of termination of the Agreement by Customer pursuant to Section 9.2, Customer shall pay Galileo, the Development rate per hour set forth on Exhibit C for resources for each activity completed by Galileo in order to accomplish the Deconversion and for all costs, including postage or shipping, of complying with Section 10.1.

4.8 Billing Disputes. If Customer in good faith disputes any portion of any Monthly Fee Report or other invoice, Customer shall notify Galileo as soon as possible (and in any event no later than the due date of the payment) and submit to Galileo, by the due date of the invoice, (i) payment equal to the amount due on the invoice less the amount disputed by Customer and (ii) written documentation identifying and substantiating the disputed amount.  Without limiting the foregoing, if a party fails to report a dispute, whether it be for a billing error or any other unresolved payment issue, except for fraud or concealment, between the parties within one hundred eighty (180) days following the date on the applicable invoice or the discovery of such payment issue, then such party shall have waived its right to dispute that invoice.  The parties agree to use their respective best efforts to resolve any dispute within thirty (30) days after a party receives written notice of the dispute from the other party.  Any disputed amounts resolved in favor of Customer shall be credited to Customer’s account on the next invoice following resolution of the dispute.  Any disputed amounts determined to be payable to Galileo shall be due within thirty (30) days of the resolution of the dispute.

5. Dispute Resolution and Indemnification

5.1 Dispute Resolution. In the event a controversy or claim between Galileo and Customer arises from or in connection with this Agreement whether based on contract, tort, common law, equity, statute, regulation, order or otherwise (a “Dispute”), the parties agree to reasonably discuss and make good faith efforts to negotiate an amicable settlement of such Dispute without the necessity of any formal proceedings.

5.2 Arbitration. If Customer and Galileo are unable to resolve any Dispute in the manner set forth in Section 5.1 above, such Dispute shall be submitted to arbitration. The parties agree that, except as otherwise provided above, any Dispute shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in Salt Lake City, Utah, with judgment upon the award rendered by the arbitrator to be entered in any court of competent jurisdiction. Notwithstanding the foregoing or the then-current specified Commercial Arbitration Rules, the following shall apply with respect to the arbitration proceeding: (i) the existence, subject, evidence, proceedings, and ruling resulting from the arbitration proceedings shall be deemed confidential information, and shall not be disclosed by the parties, their representatives, or the arbitrator (except: (a) to the professional advisers of Customer or Galileo; (b) in connection with a public offering of securities by Customer or Galileo; (c) as ordered by any court of competent jurisdiction; or (d) as required to comply with any applicable governmental statute or regulation); (ii) the arbitrator shall be required to prepare written findings of fact; and (iii) the arbitrator may grant any relief or remedy which the arbitrator deems just and equitable. The parties agree that money damages may not be a sufficient remedy for breach of Section 10 of this Agreement and that in addition to all other available legal remedies or equitable remedies, the non-breaching party shall be entitled to seek equitable relief, including injunctions and specific performance, for any breach thereof without proof of actual damages.

5.3 Indemnification.

(a) Customer’s Indemnification. Customer shall indemnify and hold harmless Galileo and its Affiliates and its and their respective directors, officers, employees, agents and representatives from and against any and all third party claims, liabilities, losses and damages (including reasonable attorney fees, expert witness fees, expenses and costs of settlement) arising out of or with respect to this Agreement, to the extent that the claim, liability, loss or damage is caused by, relates to or arises out of (i) the breach by Customer of any of its duties, obligations, representations or warranties under this Agreement, (ii) the relationship between Customer and the Cardholders, or (iii) Customer’s bad faith, gross negligence, willful misconduct or violation of Legal Requirements; provided that this provision shall not apply to the extent any such claim for indemnification arises out of (1) an act of fraud, embezzlement or criminal activity by Galileo or its representatives, (2) gross negligence or willful misconduct by Galileo or its representatives or (3) Galileo’s breach of this Agreement. Galileo shall promptly notify Customer of such claim, reasonably cooperate in its defense at Customer’s expense, and allow Customer to control its defense and settlement at Customer’s expense; provided, however, Customer shall not control such claim’s defense and settlement to the extent Customer fails at any time to provide evidence satisfactory to Galileo of Customer’s financial capability to defend such claim and satisfy any settlement consistent with its indemnification obligations. Further, Customer shall not, without Galileo’s prior written consent, enter into a settlement that imposes any noneconomic obligations on, that admits the liability of, reasonably can be expected to require a material affirmative obligation of, result in any ongoing material obligation to, or materially prejudice or detrimentally impact, Galileo.

(b) Galileo’s Indemnification. Galileo shall indemnify and hold harmless Customer and its Affiliates and its and their respective directors, officers, employees, agents and representatives from and against any and all third party claims, liabilities, losses or damages (including reasonable attorney fees, expert witness fees, expenses and costs of settlement) arising out of or with respect to this Agreement to the extent that the claim, liability, loss or damage is caused by, relates to or arises out of (i) the breach by Galileo of any of its duties, obligations, representations or warranties under this Agreement, or (ii) Galileo’s bad faith, gross negligence, willful misconduct; provided that this provision shall not apply to the extent any such claim for indemnification arises out of (1) an act of fraud, embezzlement or criminal activity by Customer or its representatives, (2) gross negligence or willful misconduct by Customer or its representatives or (3) Customer’s breach of this Agreement. Customer shall promptly notify Galileo of such claim, reasonably cooperate in its defense at Galileo’s expense, and allow Galileo to control its defense and settlement at Galileo’s expense; provided, however, Galileo shall not control such claim’s defense and settlement to the extent Galileo fails at any time to provide evidence satisfactory to Customer of Galileo’s financial capability to defend such claim and satisfy any settlement consistent with its indemnification obligations. Further, Galileo shall not, without Customer’s prior written consent, enter into a settlement that imposes any noneconomic obligations on, that admits the liability of, reasonably can be expected to require a material affirmative obligation of, result in any ongoing material obligation to, or materially prejudice or detrimentally impact, Customer.

6. Limitation of Liability

6.1 Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, Galileo’s cumulative liability for any loss or damage, direct or indirect, for any cause whatsoever (including, but not limited to those arising out of or related to this Agreement) with respect to claims (whether third party claims, indemnity claims or otherwise) relating to events in any one Processing Year shall not under any circumstances exceed the amount of [*****] percent of the Processing Fees paid to Galileo pursuant to this Agreement for Services performed in the immediately preceding Processing Year, or, in the case of Processing Year [*****] percent of the total Processing Fees collected as of the date such claim is made against Galileo.

6.2 No Special Damages. IN NO EVENT SHALL GALILEO OR CUSTOMER BE LIABLE UNDER ANY THEORY FOR ANY LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES.

7. Disclaimer. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT (INCLUDING IN ANY EXHIBIT HERETO), GALILEO SPECIFICALLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, ARISING OUT OF OR RELATED TO THIS AGREEMENT. THIS AGREEMENT IS A SERVICE AGREEMENT AND THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE SHALL NOT APPLY TO IT.

8. Term of Agreement

8.1 Term. This Agreement is effective from the Effective Date and shall extend for [*****] Processing Years (the “Original Term”). “Processing Year 1” begins on Startup and ends 12 months thereafter. For purposes of this Agreement, each subsequent “Processing Year” means each twelve (12) month period commencing on the expiration of the previous Processing Year in which Services are performed.

8.2 Renewal After the Original Term. This Agreement shall automatically renew for consecutive periods of two (2) Processing Years (each a “Renewal Term” and together with the Original Term, the “Term”), unless either party provides the other party written notice of its intent not to renew this Agreement at least six (6) months prior to the termination date of the Original Term or a Renewal Term.

9. Termination

9.1 Termination by Galileo. Galileo may terminate this Agreement:

(a) if Galileo fails to receive payment from Customer pursuant to the provisions of Section 4.4 of this Agreement and Customer, within five (5) days after written notice still has not made such payment to Galileo, or immediately without notice if Galileo has the right more than four times in any twelve month period to give such notice under this paragraph whether or not the notice is given;

(b) if any Insolvency Event occurs with respect to Customer;

(c) in the event any representation or warranty of Customer is inaccurate in any material respect or Customer materially breaches any of its duties or obligations contained in this Agreement, and fails to cure within fifteen (15) days after notice thereof by Galileo, or such shorter period as may be required by a Legal Requirement or by the applicable Association; or

(d) the sale or disposition of Former Accounts as provided in Section 3.2 of this Agreement.

The rights of Galileo to terminate under this Section 9.1 are cumulative and the existence of the right under any provision or subsection is not exclusive of the right under any other provision or subsection.

9.2 Termination by Customer. Customer may terminate this Agreement:

(a) if any Insolvency Event occurs with respect to Galileo;

(b) in the event any representation or warranty of Galileo is inaccurate in any material respect or Galileo materially breaches any of its duties or obligations contained in this Agreement, and Galileo fails to cure within fifteen (15) days after notice thereof by Customer;

(c) upon prior written notice if due to any reason other than Customer’s actions or omissions, Bank terminates its agreement with Customer pursuant to which Bank issues Transaction Cards and after the exercise of Customer’s commercially reasonable efforts, Customer is unable to enter into an agreement with another bank that is authorized to issue the Transaction Cards using the applicable Association’s trademarks, as applicable, subject to the applicable Association’s rules, regulations and bylaws; or

(d) pursuant to the termination rights set forth in Section 2.4 on Exhibit B hereto.

The rights of Customer to terminate under this Section 9.2 are cumulative and the existence of the right under any provision or subsection is not exclusive of the right under any other provision or subsection.

9.3 [*****]

9.4 Effect of Termination. Upon expiration or termination of this Agreement, Galileo shall have no further obligation to provide the Services to Customer and Bank and all outstanding unpaid amounts due and owing to Galileo shall become immediately due and payable. Expiration or termination of this Agreement shall not affect the following (which shall survive such expiration or termination):

(a) the obligation of Customer to pay for Services rendered or any other obligation or liability of Customer or Galileo owing or which becomes owing under this Agreement whether the obligations arise prior to or after the date of termination including the obligations to make the payments provided in Sections 4 and 9.5; or

(b) the provisions of Sections 4.7, 5, 6, 7, 10 and 12.4.

9.5 Payment on Termination.

(a) If Galileo terminates this Agreement pursuant to Section 9.1, Customer and Galileo agree that, based on economic assumptions material to each party, Customer shall make a compensatory payment to Galileo. Such compensatory payment shall be made by Customer upon termination by Galileo, and prior to Deconversion, and shall equal [*****] percent of the gross revenue payable to Galileo pursuant to the Agreement during the calendar month immediately preceding the date of termination of this Agreement multiplied by the number of months remaining under this Agreement; provided, however, if the Minimum Monthly Fee then in effect is greater than the Processing Fees for such month, for purposes of the preceding calculation the Processing Fees shall equal the Minimum Monthly Fee then in effect.

(b) Galileo and Customer agree that the compensatory payments set forth in Section 9.5(a) are a reasonable estimation, as of the date of this Agreement, of the actual damages which Galileo would suffer if Galileo were to fail to receive the processing business for the full Term. In making such determination, the parties have considered all relevant factors known to the parties as of the date hereof and have given special consideration to the particular circumstances which may attend each particular termination event including the allocation of risks associated therewith between the parties. If not but for the full consideration of all relevant factors known to the parties as of the date hereof, and the payments to be made pursuant to this Section 9.5, neither party would have been willing to enter into this Agreement.

(c) Despite the foregoing, nothing in this Section 9.5 shall limit Galileo’s right to recover from Customer any amounts for which Customer is otherwise liable under this Agreement.

10. Confidential Information; Data Security

10.1 Customer’s Proprietary Information. Upon Customer’s request, Galileo shall return to Customer (upon the expiration or termination of all of Galileo’s obligations under this Agreement and payment by Customer of all amounts due to Galileo hereunder) all or any requested portion of the proprietary and confidential data of Customer disclosed to Galileo, which data shall include as between Galileo and Customer, without limitation, the Cardholder data (collectively, “Customer’s Proprietary Information”). Throughout the Term of this Agreement and thereafter, Galileo shall not obtain any proprietary rights in Customer’s Proprietary Information.

10.2 Galileo’s Proprietary Information. Customer acknowledges that all products and systems provided or used by Galileo in the performance of the Services, including any developments, Enhancements, improvements or modifications, shall remain solely and exclusively the property of Galileo. In addition, Galileo shall retain sole and exclusive ownership in all works of authorship, ideas, concepts, know-how and inventions relating to the Galileo System and the performance of the Services, whether or not patentable, created or conceived by Galileo in the course of providing the Services under this Agreement. Customer acknowledges that Galileo, in its sole discretion, may provide to other customers, similar services to those outlined in this Agreement utilizing any of the Galileo owned intellectual property referenced in this Section 10.2 or otherwise set forth or referred to in this Agreement. Customer shall not obtain any proprietary rights in any proprietary or confidential information which has been or is disclosed to Customer by Galileo, including without limitation, any data or information that is trade secret or competitively sensitive material; user manuals; screen displays and formats; computer software, systems, products, system architecture and documentation related to each of the foregoing, in each case, whether owned, licensed or otherwise provided or used by Galileo; software performance results; flow charts and other specifications (whether or not electronically stored); data and data formats (collectively, “Galileo’s Proprietary Information”) whether any of the materials are developed or purchased specifically for performance of this Agreement or otherwise. Customer shall return to Galileo all of Galileo’s Proprietary Information upon the expiration or termination of this Agreement. Notwithstanding the foregoing, Customer shall have sole and exclusive ownership of any intellectual property rights and other rights relating to Customer’s website, mobile application, systems, networks and any other Client-owned medium (including any intellectual property rights created or developed for the purpose of integrating the Customer’s system and the Services (excluding any Enhancement)).

10.3 Confidentiality of Agreement. Except as required by law, each party shall keep confidential and not disclose, and shall cause its Affiliates and each of their respective directors, officers, employees, representatives, agents and independent contractors to keep confidential and not disclose, any of the terms and conditions of this Agreement to any third party without the prior written consent of the other party.

10.4 Confidentiality. Galileo and Customer shall maintain Customer’s Proprietary Information and Galileo’s Proprietary Information, respectively, in strict confidence. Without limiting the generality of the foregoing, Galileo and Customer each agree:

(a) Not to disclose or permit any other person or Entity access to Customer’s Proprietary Information (including Customer account information) or Galileo’s Proprietary Information, as appropriate, except that the disclosure or access shall be permitted to an employee, officer, director, agent, representative, external or internal auditors or independent contractor of the party requiring access to the same in the course of his or her employment or services;

(b) To ensure that its employees, officers, directors, agents, representatives, and independent contractors are advised of the confidential nature of Customer’s Proprietary Information and Galileo’s Proprietary Information, as appropriate, and are precluded from taking any action prohibited under this Section 10, provided that in any event Customer and Galileo shall each be liable for any breach of this Section 10 by their respective employees, officers, directors, agents, representatives and independent contractors;

(c) Not to alter or remove any identification, copyright or proprietary rights notice which indicates the ownership of any part of Customer’s Proprietary Information or Galileo’s Proprietary Information, as appropriate; and

(d) To notify the other promptly and in writing of the circumstances surrounding any possession, use or knowledge of Customer’s Proprietary Information or Galileo’s Proprietary Information, as appropriate, at any location or by any Entity other than those authorized by this Agreement.

10.5 Release of Information. Customer agrees that Customer’s Proprietary Information may be made available to supervisory or regulatory authorities of Customer upon the written request of any of the foregoing; provided that, to the extent allowed under applicable law, Galileo shall promptly advise Customer of any such request and consult with Customer prior to making any such information available to a supervisory or regulatory authority.

10.6 Protection of Cardholder Data. Each Party shall maintain a comprehensive information security program which includes physical, technical, and administrative controls and safeguards designed to ensure the security and confidentiality of Cardholder data and to protect against any anticipated threats or hazards to the security of, or unauthorized access to, Cardholder data. Each party shall maintain appropriate administrative, technical and procedural measures designed to: (i) ensure the confidentiality and security of Cardholder data; (ii) protect against unauthorized access to or use of Cardholder data that could result in substantial harm or inconvenience to any Cardholder; and (iii) ensure the proper disposal of Cardholder data. In the event that a party (the “Affected Party”) reasonably believes that Cardholder data has been materially disclosed to or accessed by an unauthorized person (a “Security Incident”), such party shall: (a) immediately initiate response measures designed to identify the nature and scope of the incident, and (b) notify the other party’s designated security officer (or other contact as designated by such other party) as soon as practicable, subject to any law enforcement investigation. The Affected Party will provide regular updates to the other party of its efforts to correct such compromise. The Affected Party, with the cooperation of the other party, shall assume responsibility for remediating the Security Incident as required by applicable law. Each party shall act in compliance with the applicable provisions of the GLBA and other data protection and privacy requirements with respect to such party’s use, storage, and disposal of Cardholder data hereunder. Each party shall obligate, by written agreement, its employees and independent contractors, including any subcontractors, who have access to Cardholder data to adhere to such party’s policies and practices implementing the foregoing obligations. Except as required by applicable law, neither Galileo, nor its employees, agents, or contractors shall communicate with or contact Cardholders regarding a Security Incident without the prior written consent of Customer, which consent shall not be unreasonably withheld. Customer has sole responsibility for communicating any notifications received hereunder to Cardholders in accordance with applicable law.

10.7 Exclusions. Other than as may be required by applicable Legal Requirements (including the GLBA), nothing in this Section 10 shall restrict the parties with respect to information or data identical or similar to that contained in Customer’s Proprietary Information or Galileo’s Proprietary Information, as appropriate, but which: (a) the receiving party can demonstrate was rightfully possessed by it before it received the information from the disclosing party; (b) was in the public domain prior to the date of this Agreement or subsequently becomes publicly available through no fault of the receiving party or any person or Entity acting on its behalf; (c) was previously received by the receiving party from a third party or is subsequently furnished rightfully to the receiving party by a third party (no Affiliate of Galileo or Customer shall be considered to be a third party) not known to be under restrictions on use or disclosure; (d) is independently developed by such party without reference to the other party’s proprietary information; (e) is required to be disclosed by law, regulation or court order, provided that the disclosing party will exercise reasonable efforts to notify the other party prior to disclosure and only disclose such of the proprietary information as is legally required; or (f) is required to be disclosed to comply with or to enforce the terms of this Agreement, provided that the disclosing party will exercise reasonable efforts to notify the other party prior to disclosure.

10.8 Remedy. If a party breaches this Section 10, the non-breaching party will suffer irreparable harm and the total amount of monetary damages for any injury to such party will be impossible to calculate and therefore may be an inadequate remedy. Accordingly, the non-breaching party may (a) seek temporary and permanent injunctive relief against the breaching party or (b) exercise any other rights and seek any other remedies to which the non-breaching party may be entitled to at law, in equity and under this Agreement for any violation of this Section 10.

11. Representations

11.1 Galileo’s Representations. Galileo represents and warrants that the execution and delivery of this Agreement and the consummation of the transaction herein contemplated does not conflict in any material respect with or constitute a material breach or material default under the terms and conditions of any documents, agreements or other writings to which it is a party.

11.2 Customer’s Representation. Customer represents and warrants that the execution and delivery of this Agreement and the consummation of the transaction herein contemplated does not conflict in any material respect with or constitute a material breach or material default under the terms and conditions of any documents, agreements or other writings to which it is a party.

12. Miscellaneous

12.1 Assignment. The rights and obligations of each party are personal and not assignable, either voluntarily or by operation of law, without the prior written consent of the other party, not to be unreasonably withheld, delayed or conditioned; provided, however, that no such prior written consent is required in the context of a merger, acquisition, or sale of all or substantially all of a party’s assets. Subject to the foregoing, all provisions contained in this Agreement shall extend to and be binding upon the parties hereto or their respective successors and permitted assigns.

12.2 Notice. All notices which either party may be required or desire to give to the other party shall be in writing and shall be given by personal service, registered mail or certified mail (or its equivalent), or overnight courier to the other party at its respective address or telecopy telephone number set forth below. Mailed notices and notices by overnight courier shall be deemed to be given upon actual receipt by the party notified.

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A party may change its address set forth above by giving the other party notice of the change in accordance with the provisions of this section.

12.3 Relationship of Parties. Nothing contained in this Agreement shall be deemed to create a partnership, joint venture or similar relationship between the parties. The parties’ relationship shall be that of independent parties contracting for services.

12.4 Third Party Beneficiaries. This Agreement is entered into solely for the benefit of Galileo, Bank and Customer and, other than Bank, shall not confer any rights upon any Entity not a party to this Agreement.

12.5 Subcontractors. Galileo may subcontract all or any part of the Services; provided that Customer’s prior written approval shall be required prior to Galileo engaging any subcontractor to perform a material part of the Services. Galileo shall remain responsible to Customer for all of the Services and other obligations of Galileo performed or to be performed under this Agreement, including Services performed by subcontractors or other third parties. Any violation of this Agreement by a subcontractor or other third-party engaged by Galileo to perform the Services shall be deemed a violation by Galileo hereunder.

12.6 Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity shall not affect the validity of the remaining provisions of this Agreement, and the parties shall substitute for the invalid provisions a valid provision which most closely approximates the intent and economic effect of the invalid provision.

12.7 Risk of Loss. Customer shall be responsible for any and all risk of loss to any tangible item (a) provided by Galileo for Customer (including without limitation statements and embossed cards) upon delivery of such items to the U.S. Postal Service or such other courier as Customer may select, and (b) provided by Customer to Galileo until actual receipt of such items by Galileo. It is expressly understood that the U.S. Postal Service and any courier selected by Customer are the agents of Customer and not Galileo.

12.8 Entire Agreement. This Agreement, including Exhibits, sets forth all of the promises, agreements, conditions and understandings between the parties respecting the subject matter hereof and supersedes all negotiations, conversations, discussions, correspondence, memorandums, and agreements between the parties concerning the subject matter.

12.9 Amendments. This Agreement may not be amended except in writing, signed by authorized representatives of the parties to this Agreement.

12.10 Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.11 Governing Law. This Agreement shall be governed by the laws of the State of Utah as to all matters including validity, construction, effect, performance and remedies without giving effect to the principles of choice of law thereof. With respect to any dispute, claim or action arising out of or in connection with this Agreement, the parties irrevocably waive any objection which it may have at any time to the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in the courts of the State of Utah and the United States District Courts located in Salt Lake City, Utah and each party further waives any claim such suit, action or proceeding is brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over Customer. For purposes of any such suit, action or proceeding each party agrees that any process to be served in connection therewith shall, if delivered, sent or mailed in accordance with Section 12.2, constitutes good, proper and sufficient service thereof.

12.12 Force Majeure and Restricted Performance. If performance by Galileo of any service or obligation under this Agreement, including Deconversion, is prevented, restricted, delayed or interfered with by reason of labor disputes, strikes, acts of God, floods, lightning, severe weather, shortages of materials, rationing, utility or communication failures, failure of the applicable Association, failure or delay in receiving electronic data, earthquakes, war, revolution, civil commotion, acts of public enemies, blockade, embargo, or any law, order, proclamation, regulation, ordinance, demand or requirement having legal effect of any government or any judicial authority or representative of any such government, or any other act, omission or cause whatsoever, whether similar or dissimilar to those referred to in this clause, in each case which is beyond the reasonable control of Galileo and which does not result from Galileo’s failure to comply with its data backup and redundancy obligations set forth in this Agreement, then Galileo shall be excused from the performance to the extent of the prevention, restriction, delay or interference.

12.13 Waiver. The failure of a party at any time to require performance by the other party of any provision of this Agreement shall not affect in any way the full right to require the performance at any subsequent time. The waiver by a party of a breach of any provision of this Agreement shall not be taken or held to be a waiver of the provision itself.

12.14 Press Releases and Announcements. The parties agree to issue a joint press release, subject to mutual approval, describing the relationship between the parties. Additionally, the parties agree that (i) in proposals and other marketing materials, including on Galileo’s website and social media, Galileo may list Customer as a customer, display Customer’s logo, and describe in general terms the Services provided by Galileo under this Agreement, and (ii) Customer shall participate in a third-party marketing interview for Galileo’s publication on its website and/or social media. Except as described in the foregoing, neither party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby without the prior written approval of the other party hereto, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law.  If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

12.15 Non-Solicitation. From the Effective Date until six (6) months after termination of this Agreement (“Non-Solicitation Period”) neither party shall directly or indirectly solicit or seek to procure (other than by general advertising), without the prior consent of the other party the employment of other party’s employees during the period they are working for such party and for six (6) months thereafter; provided, however, that the foregoing provision will not prevent a party from hiring any such person (i) who contacts such party in response to a bona fide general public advertisement for employment placed by such party and not specifically targeted at the employees of the other party, (ii) who has been terminated by the other party, except for any such person who is otherwise subject to a non-competition obligation to such other party, (iii) who has not been employed by the other party during the six months preceding any such action by such hiring or soliciting party, except for any such person who is otherwise subject to a non-competition obligation to such other party, or (iv) who contacted such party of his or her own initiative, prior to the date hereof, with respect to employment by such party.

12.16 Insurance.

(a) During the Term of this Agreement, Galileo shall maintain at its own expense insurance of the type and in the amounts specified below:

i. statutory workers’ compensation insurance covering employees as prescribed by law;

ii. commercial general liability insurance (including contractual liability insurance) in an amount not less than $1 million per occurrence and $2 million in the aggregate;

iii. all-risk property insurance covering all owned and/or leased property and including extra expense coverage, and all-risk property insurance covering the assets owned by or acquired for Customer hereunder stored on Galileo’s premises in an amount sufficient to cover the replacement of such assets; and

iv. cyber liability insurance, including coverage for employee dishonesty and computer fraud insurance covering losses arising out of or in connection with any fraudulent or dishonest acts committed by Galileo personnel, acting alone or with others, in an amount not less than $5 million per occurrence.

v. professional liability/errors and omissions insurance with coverage of not less than $5 million per claim. If such coverage is written on a claims-made basis, coverage with respect to any and all work performed in connection with this Agreement shall be maintained for a period of at least three (3) years after the expiration or termination of this Agreement.

(b) Except to the extent prohibited by applicable law, Galileo shall name Customer as an additional insured under the insurance policies specified in Section 12.16(a)ii. All insurance required to be maintained hereunder by Galileo shall be written through companies having an A.M. Best’s rating of at least A- or with such other companies as may reasonably be approved by Customer. The commercial liability insurance maintained by Galileo hereunder shall include the condition that it is primary and that any such insurance maintained by Customer or any other additional insured is excess and non-contributory. If Galileo’s liability policies do not contain the standard separation of insured provision, or a substantially similar clause, such policies shall be endorsed to provide cross-liability coverage.

(c) Upon receipt of written request not sooner than thirty (30) days after the execution of this Agreement, Galileo shall furnish to Customer certificates of insurance or other appropriate documentation (including evidence of renewal of insurance) evidencing all coverage referenced above and naming Customer as an additional insured for the coverage listed above. Galileo shall use commercially reasonable efforts to cause such certificates or other documentation to include a provision(s) whereby the carrier(s) will endeavor to provide thirty (30) days’ notice to Customer at the address(es) set forth herein for notice prior to coverage cancellation or reduction. Such cancellation or reduction shall not relieve Galileo of its continuing obligation to maintain insurance coverage in accordance with this Section 12.16. The obligation of Galileo to provide the insurance specified herein shall not limit in any way any obligation or liability of Galileo provided elsewhere in this Agreement.

12.17 Security Audit; Audit Rights.

(a) Security Audit. On an annual basis, Galileo will employ a third party experienced in performing system security audits to perform a SOC1 Type 2 audit of the internal controls maintained by Galileo in providing the Services, such audit to be made in compliance with the requirements under the applicable auditing standards. Galileo shall promptly provide Customer with a copy of the final auditor’s report of the audit following receipt. If such audit report indicates any deficiencies in the controls utilized by Galileo, Galileo shall promptly undertake, at Galileo’s expense, to remedy such deficiencies, and shall provide Customer with frequent updates on its remediation efforts and report to Customer when such deficiencies have been remedied.

(b) Customer Right to Audit. Customer or its designated representative shall have the right, upon at least thirty (30) days written advance notice to Galileo, to enter Galileo’s facilities in order to review, inspect, and audit records of Galileo related to the provision of Services to Customer pursuant to this Agreement. Customer or its designated representative shall perform such review, inspection and audit at Customer’s sole cost and at a time that is non-performance impacting to Galileo. Galileo shall make all reasonable efforts to comply with requests from Customer or its designated representative to furnish information or access to Galileo’s systems for the purpose of completing the review, inspection and audit. Such audits will be conducted no more than once in any period of twelve (12) consecutive months. Any confidential or proprietary information of Galileo disclosed to Customer or the independent audit firm in the course of the audit will be subject to a confidentiality agreement reasonably acceptable to Galileo to be signed by Galileo and such independent firm prior to the commencement of such audit.

12.18 Disaster Recovery. Galileo shall, upon written request, share its disaster recovery plan applicable to the Services with Customer. Galileo shall conduct a test of its disaster recovery plan at least annually and will promptly provide Customer with an annual written report describing the results of its testing. In the event of a disaster or similar event affecting Galileo’s performance of its obligations hereunder, Galileo shall promptly (and in any event within twelve (12) business hours) notify Customer and shall execute its disaster recovery plan.

12.19 Due Diligence. Customer shall, upon written request, provide to Galileo its most recent audited financial statements, Anti-Money Laundering Policy and information related to any shareholder of Customer holding 10% or more of the outstanding equity of Customer and such other information reasonably requested by Galileo.

12.20 Error Remediation. Except as otherwise provided in the Agreement and this Section 12.20, Galileo shall be liable for, shall reimburse Customer and Cardholders (if applicable) and shall work in good faith with Customer to resolve processing errors or omissions by Galileo, which could result in a loss to Customer or Cardholders (except to the extent Customer contributed to the processing errors or omissions) including but not limited to: (a) posting any credit more than once; (b) failure to enforce any transaction limitation or account balance; (c) failure to properly authorize a transaction; (d) fee assessment issues or (e) failure to post any transaction or adjustment submitted by Customer via web services or as a batch.  If such an error can be mitigated by Galileo taking certain actions including but not limited to recovering funds directly from the applicable Cardholders, Galileo will seek approval from Customer prior to attempting to recover such funds directly from the Cardholder; provided, however, if Customer withholds its consent to collect such additional funds from the Cardholder, Customer shall be responsible for such loss to the extent Galileo could have collected such additional funds from the Cardholders taking into account Cardholder balances and future payment activity of the Cardholders.

12.21 PCI Compliance. Galileo is certified compliant, and shall remain certified compliant throughout the Term of the Agreement with the Payment Card Industry (“PCI”) Data Security Standards provided such standards are required by the Associations.  Upon request by Customer, Galileo shall provide annually evidence that it has been certified as PCI compliant.  In the event that any party hereto accesses, stores, transmits or processes Cardholder data or data subject to PCI obligations, such party shall establish and maintain appropriate administrative, technical and physical safeguards in accordance with PCI.

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IN WITNESS WHEREOF, this Service Agreement is executed effective as of the Effective Date.

ML Plus LLC:	Galileo Financial Technologies, Inc.:

/s/ Diwakar Choubey	/s/ Bryan Brooks
By	By

Diwakar Choubey	Bryan Brooks
Name	Name

President and CEO	CFO
Its	Its

March 16, 2020	3/25/2020
Date	Date

[Signature Page to Services Agreement]

EXHIBIT A

Definitions

The following definitions apply to the terms set forth below when used in this Agreement:

“AAA” is defined in Section 5.2 to this Agreement.

“Acquire” (and with the correlative meaning “Acquisition”) means to acquire, directly or indirectly, an interest through purchase, exchange or other acquisition of assets, stock or other equity interests, or to merge or consolidate or any similar transaction.

“Affiliate” means, with respect to any Entity, any other Entity which, directly or indirectly, owns or Controls, is owned or Controlled by, or is under common ownership or common Control with such Entity.

“Agreement” means this Service Agreement as amended from time to time including any Exhibits attached hereto from time to time.

“Association” means MasterCard, Visa and/or any other any other card network system.

“Bank” is defined in the Recitals of this Agreement.

“Bank Account” is defined in Section 4.4 of this Agreement.

“Cardholder” means an individual or Entity which has a Cardholder Account with Bank.

“Cardholder Account” means an arrangement between an individual or an Entity and Bank which provides that the individual or Entity may use one or more Transaction Cards and Accounts issued by Bank.

“Change of Control” means, with respect to an Entity, (i) a change in the direct or indirect ownership of a majority of an Entity’s (including Bank or Customer and any Affiliate of Customer and Bank) outstanding capital stock (or other form of ownership) or a majority of the voting power in any election of directors, or a (ii) a sale or other disposition of all or substantially all of the assets or businesses of an Entity.

“Control” (and with the correlative meaning “Controlled”) means the power to direct the management or affairs of an Entity and “ownership” means the beneficial ownership of more than 50% of the equity securities of the Entity.

“Customer” is defined in the introductory paragraph of this Agreement.

“Customer Accounts” means the Cardholder Accounts of Customer and Bank.

“Customer’s Proprietary Information” is defined in Section 10.1 of this Agreement.

“Deconversion” means cooperation in migration of the Services to Customer or a new processor on behalf of Customer and the transfer of information concerning Customer Accounts from the Galileo System to Customer or a new processor pursuant to Galileo’s standard deconversion procedures upon expiration or following termination of this Agreement.

“Dispute” is defined in Section 5.1 of this Agreement.

“Effective Date” is defined in the introductory paragraph of this Agreement.

“Enhancements” is defined in Section 2.5 of this Agreement.

“Entity” means a corporation, partnership, sole proprietorship, joint venture, or other form of organization.

“Former Accounts” is defined in Section 3.2 of this Agreement.

“Galileo” is defined in the introductory paragraph of this Agreement.

“Galileo’s Proprietary Information” is defined in Section 10.2 of this Agreement.

“Galileo System” means the computer equipment, computer software and related equipment and documentation used at any time and from time to time by Galileo to provide the Services.

“GLBA” means the Gramm-Leach-Bliley Act (15 USC Sections 6801-6809).

“Insolvency Event” occurs, with respect to any party, when such party:

(i) is dissolved, becomes insolvent, generally fails to pay or admits in writing its inability generally to pay its debts as they become due;

(ii) makes a general assignment, arrangement or composition agreement with or for the benefit of its creditors; or

(iii) files a petition in bankruptcy or institutes any action under federal or state law for the relief of debtors or seeks or consents to the appointment of an administrator, receiver, custodian, or similar official for the wind up of its business (or has such a petition or action filed against it and such petition action or appointment is not dismissed or stayed within thirty (30) days).

“Legal Requirements” is defined in Section 2.6(a) of this Agreement.

“MasterCard” means MasterCard® International, a New York corporation.

“Minimum Monthly Fee” is defined in Section 3.1 of this Agreement.

“Original Term” is defined in Section 8.1 of this Agreement.

“Processing Fees” means all fees and charges incurred and for Services performed at the prices set forth in Exhibit C to this Agreement, as adjusted from time to time by Galileo consistent with this Agreement with the exception of Special Fees and specifically excluding all charges for taxes and interest.

“Processing Year” is defined in Section 8.1 of this Agreement.

“Processing Year 1” is defined in Section 8.1 of this Agreement.

“Renewal Term” is defined in Section 8.2 of this Agreement.

“Services” is defined in Section 2.1 of this Agreement.

“Special Fee Deposit” is defined in Section 4.2 of this Agreement.

“Special Fees” means the amounts payable by Customer for services or goods provided by a third party, including, without limitation, fees and expenses, Bank fees and expenses, Association fees and expenses, tariff line rates, WATS lines rates, data circuit charges, communications common carrier charges, postage costs, courier costs and costs of forms and such other costs and expenses as may be set forth in Exhibit C to this Agreement.

“Startup” means the transfer of Customer’s data relating to the Customer Accounts to the Galileo System and the commencement of Services by Galileo.

“Successor Bank” is defined in Section 2.9 of this Agreement.

“Surviving Entity” is defined in Section 3.4 of this Agreement.

“Term” is defined in Section 8.2 of this Agreement.

“Transaction Cards and Accounts” is defined in the Recitals of this Agreement.

“Visa” means VISA® U.S.A., Inc. a Delaware corporation.

Exhibit B

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B-1

Exhibit C

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C-1

Exhibit D

Issuing Bank Agreement

D-1